Exhibit 5.1

April 23, 2007

Board of Directors
Rentech, Inc.
1331 17th Street, Suite 720
Denver, CO  80202-1557

Re:                               Rentech, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”).  We are furnishing this opinion at your request in connection with the filing by Rentech of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the registration of 3,000,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), for issuance under the Rentech, Inc. Amended and Restated 2006 Incentive Award Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

In connection with this opinion, we have examined the Registration Statement, Rentech’s Amended and Restated Articles of Incorporation (the “Articles”), Rentech’s bylaws, the Plan and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  We have reviewed Rentech’s Rights Agreement dated as of January 18, 2005, as amended (the “Rights Agreement”), between Rentech and ComputerShare Trust Company, Inc., as Rights Agent, that provides for stock purchase rights to be issued with common stock of Rentech (the “Rights”).

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.

April 23, 2007 Page 2

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; and (vi) the due authorization, execution and delivery of all documents by parties other than Rentech.

We are opining herein as to the Colorado Business Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that as of the date hereof:

(1)           Rentech has the corporate authority pursuant to its Articles to issue the Shares.

(2)           The Shares have been duly authorized for issuance pursuant to the Plan and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable; and, as of the date hereof, the Shares will be accompanied by the associated Rights.

In connection with our opinions set forth above, (a) we note that certain provisions of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (b) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of Rentech would be required to redeem or terminate, or take other action with respect to, the Rights at some future time.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP